                                                                     Exhibit F-8





June 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                                            Re:      Conectiv
                                                     SEC File No. 70-9095

Dear Sir or Madam:

         I am the Vice President, General Counsel and Secretary of Conectiv, a Delaware corporation ("Conectiv"), and have acted as its counsel in connection with Post-Effective Amendments No. 12 to 16 to the Application/Declaration on Form U-1 (File No. 70-9095) (the "Amendments") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv, by two subsidiaries that are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")), two recently formed public utility companies (Conectiv Delmarva Generation, Inc. ("CDG") and Conectiv Atlantic Generation, L.L.C. ("CAG"), and various direct and indirect nonutility subsidiaries named therein, including Conectiv Energy Holding Company ("CEH"), the parent company of CDG, and ACE REIT, Inc. ("ACE REIT"), the parent company of CAG1 (each, an "Applicant" and collectively, the "Applicants") and previously amended by Pre-Effective Amendments Nos. 1 through 3 and Post-Effective Amendments Nos. 1 through 11 (as so amended, the "Application").

         By these Amendments, Applicants request:

1. An extension of the effective period for all authorizations contained in the Order dated February 26, 1998 (HCAR No. 26833), as supplemented by Orders dated August 21, 1998 (HCAR No. 26907), September 28, 1998 (HCAR No. 26921), October 21, 1998 (HCAR No. 26930), November 13, 1998
         (HCAR No. 26941), December 14, 1999 (HCAR No. 27111) and August 17, 2000 (HCAR No. 27213) through September 30, 2003 (the "Authorization Period") and changes in certain authorizations as described in the Application.

------------------
1. Following receipt of the Order requested in the Application, CEH and ACE REIT will register with the Commission as holding companies pursuant to
     Section 5 of the Public Utility Holding Company Act of 1935.

Securities and Exchange Commission
June 6, 2001
Page 2


2. An increase in the amount of short-term debt that Conectiv is authorized to have outstanding during the Authorization Period from $1.3 billion to $2.0 billion with Conectiv permitted to issue securities during the Authorization Period so long as the Common Equity Ratio (as defined in the Application) is at least 20%. Such issuance by Conectiv would be exclusive of any short-term debt issued by DPL.

3. An increase in the amount of guarantees, letters of credit and other forms of credit support that Conectiv can offer on behalf of the obligations of Subsidiaries from $350 million to $1.5 billion and the addition of obligations of non-affiliated third parties to the obligations that may be guaranteed.

4. The establishment of special purpose direct subsidiaries (the "New Utility Subsidiaries") of CEH and the acquisition of utility property by CDG, CAG, or the New Utility Subsidiaries in an amount not to exceed $1 billion in aggregate.

5. The issuance of up to $1 billion of debt and equity securities in aggregate by CDG, CAG and the New Utility Subsidiaries, the acquisition of such securities by the respective parent and the issuance of up to $1 billion of securities by CEH to Conectiv in order to finance the acquisition of securities issued by its subsidiaries. Any debt issued by CDG, CAG or the New Utility Subsidiaries would mature in thirty years or less and would bear interest at a rate designed to approximate the lender's cost of money. Such interest rate would not exceed 300 basis points over comparable-term U.S. Treasury securities for long-term debt and the effective cost of money on short-term debt securities would not exceed 300 basis points over the comparable-term LIBOR rate.

6. Participation in the Conectiv System Money Pool ("Money Pool") by the New Utility Subsidiaries with aggregate Money Pool borrowings by CDG, CAG and the New Utility Subsidiaries limited to $1 billion, less any debt or equity securities issued to their respective parents as described immediately above.

         I am a member of the bar of the State of Delaware, the state in which DPL and certain of the Nonutility Subsidiaries are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated and in which certain of the subsidiaries named in the Application are authorized to do business. I am not a member of the bars of the States of New Jersey (in which ACE is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the subsidiaries named in the Application are incorporated or qualified to do business. I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to Conectiv who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by

Securities and Exchange Commission
June 6, 2001
Page 3


Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of Pennsylvania.

         In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below in respect of the proposed issuance of securities are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The issuance of securities shall have been duly authorized and approved to the extent required by the governing documents of Conectiv (or the applicable Applicant other than Conectiv) and applicable state laws by the Board of Directors of Conectiv (or the equivalent corporate governance body of the applicable Applicant other than Conectiv) and any consideration to be received in exchange for issuance of the securities as provided in such resolutions shall have been received and the securities properly executed and issued as provided in said resolutions.

         (b) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transactions described in the Application (the "Proposed Transactions") are consummated in accordance with Application.

         (c) If any Conectiv securities (or any securities of the applicable Applicant other than Conectiv) are issued in a public offering, registration statements shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of the securities shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (d) Conectiv (or the applicable Applicant other than Conectiv) shall have obtained all consents, waivers and releases, if any, required for the issuance of long-

Securities and Exchange Commission
June 6, 2001
Page 4


                  term debt under all applicable governing documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to the need to comply with state blue-sky laws.

         2. Conectiv is and each Applicant other than Conectiv issuing securities, including securities issued to the Money Pool, will, at the time of such issuance or sale, be validly organized and duly existing under the laws of the jurisdiction in which the Conectiv or such Applicant is domiciled.

         3. Any short-term debt security issued by Conectiv and any debt security issued by an Applicant to the Money Pool or otherwise will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or
                  (ii) by applicable principles of equity (regardless of whether such principles are applied in a proceeding at law or in equity).

         4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

Securities and Exchange Commission
June 6, 2001
Page 5


         I hereby consent to the use of this opinion in connection with the Application.


                                                              Very truly yours,

                                                              /s/Peter F. Clark
                                                              ------------------
                                                              Peter F. Clark